Exhibit 21.1
REYNOLDS AMERICAN INC. SUBSIDIARIES
(As of 1/31/2011)

Name of Entity	Place of Incorporation

American Snuff Company, LLC	Delaware
Conwood Holdings, Inc.	Delaware
Lane, Limited	New York
Niconovum AB	Sweden
Niconovum ApS	Denmark
Niconovum Market AB	Sweden
Niconovum USA, Inc.	North Carolina
Northern Brands International, Inc.	Delaware
Quezon Holdings, B.V.	Netherlands
R. J. Reynolds Global Products, Inc.	Delaware
R. J. Reynolds Global Products España, S.L.	Spain
R.J. Reynolds Tobacco B.V.	Netherlands
R.J. Reynolds Tobacco (CI), Co.	Cayman Islands
R.J. Reynolds Tobacco Co.	Delaware
R. J. Reynolds Tobacco Company	North Carolina
R.J. Reynolds Tobacco C.V.	Netherlands
R.J. Reynolds Tobacco Holdings, Inc.	Delaware
R. J. Reynolds Tobacco International, Inc.	Delaware
Reynolds Asia — Pacific Limited	Hong Kong
Reynolds Finance Company	Delaware
Reynolds Innovations Inc.	North Carolina
Reynolds International Holdings B.V.	Netherlands
Reynolds Technologies, Inc.	Delaware
RAI International, Inc.	Delaware
RAI Services Company	North Carolina
RJR Realty Relocation Services, Inc.	North Carolina
Rosswil LLC	Delaware
Santa Fe Natural Tobacco Company: Germany GmbH	Germany
Santa Fe Natural Tobacco Company, Inc.	New Mexico
Santa Fe Natural Tobacco Company Italy S.r.L.	Italy
Santa Fe Natural Tobacco Company Japan K.K.	Japan
SFNTC/RSM, LLC	New Mexico
S.F. Imports, Inc.	Delaware
SFR Tobacco International GmbH	Switzerland